EXHIBIT 99.1

NEWS RELEASE

PROLOGIS FORMS FUNDS TO ACQUIRE SHARES OF KEYSTONE PROPERTY
TRUST FOR A TOTAL CONSIDERATION OF $1.6 BILLION

Transaction Enhances ProLogis’ Position in Key Markets of Northern New Jersey, Eastern
Pennsylvania, Indianapolis and Miami; ProLogis Raises Over $425 Million of Private Equity for
New Property Funds to Support Acquisition; Assets Under Management in ProLogis Property
Funds to Grow to $7.6 Billion from $6.0 Billion

DENVER — May 3, 2004 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that Keystone Property Trust (NYSE: KTR) has agreed, subject to its shareholder approval, to be acquired by a partnership of ProLogis and certain affiliates of investment funds managed by Eaton Vance Management (the “Eaton Vance Fund Affiliates”) for $23.80 per share, with a total consideration of $1.6 billion including assumed liabilities and expenses. Eaton Vance is a Boston-based investment manager with over $83 billion of assets under management. The transaction further strengthens ProLogis’ position as the largest public U.S.-based global provider of distribution facilities and services, bringing the total distribution facilities operating and under development from 247 million square feet in 70 global markets to over 280 million square feet in 71 markets.

ProLogis and the Eaton Vance Fund Affiliates have formed five separate entities to purchase 22.9 million square feet of Keystone’s bulk industrial properties valued at $1.37 billion. The Eaton Vance Fund Affiliates will own 80% and ProLogis will own 20% of each of the entities. It is anticipated that each entity will have targeted leverage of approximately 60% to 65%. Consistent with existing ProLogis property funds, ProLogis will receive management and performance incentive fees from the newly formed entities. ProLogis will purchase directly those remaining assets owned by Keystone and Keystone’s joint venture interests in properties, totaling 10.9 million square feet, for $290 million. The transaction is anticipated to be accretive to ProLogis by approximately $0.04 to $0.05 in per share funds from operations in 2005.

Strengthened Position in Key Logistics Markets

K. Dane Brooksher, chairman and chief executive officer of ProLogis, said, “We are pleased to be adding Keystone’s exceptional customers and properties to the platform ProLogis has today. Keystone’s properties provide a strategic fit that strengthens ProLogis’ position in key logistics markets and expands our operating platform to better serve our global customers. Specifically, this transaction significantly enhances our positions in New Jersey, Eastern Pennsylvania, Indianapolis and the Miami airport market — four of the most important logistics markets in the United States.”

Mr. Brooksher added that Keystone brings to ProLogis tremendous product and customer synergies through its high-quality, low-finish, bulk distribution portfolio. “Several of Keystone’s major customers are among ProLogis’ top customers, including Exel Logistics, The Home Depot, Procter & Gamble, APL Logistics and Sears Logistics Services. Adding Keystone’s development pipeline to our operating platform allows us to better meet customers’ distribution requirements and creates opportunities to expand the pipeline of potential contributions to other ProLogis property funds. Additionally, because ProLogis owns and manages facilities in each of Keystone’s major markets, we expect to leverage the

ProLogis Operating System® — consisting of property managers, marketing, leasing and global services professionals — to achieve leasing and overhead economies,” he said.

Significant Growth in Assets Under Management and New Capital Relationships

“We are pleased to add the Eaton Vance Fund Affiliates as well as Keystone’s existing joint venture partners to our roster of high-quality capital sources. The addition of another $1.6 billion of assets will bring us to a total of $7.6 billion in assets under management in ProLogis property funds. This growth in property funds, combined with ProLogis’ economies of scale, will accelerate growth in management fee income with only a minimal increase in operating expenses,” concluded Mr. Brooksher.

Morgan Stanley and Citigroup Global Markets Inc. acted as financial advisors for the Eaton Vance Fund Affiliates and ProLogis. Mayer, Brown, Rowe & Maw, LLP and Goulston & Storrs, P.C. acted as legal advisors for ProLogis and the Eaton Vance Affiliates, respectively.

Proxies may be solicited on behalf of Keystone Property Trust by members of its board of trustees and executive officers. Once filed, information about such persons can be found in Keystone Property Trust’s definitive proxy statement relating to its 2004 Annual Meeting of Stockholders, which is available without charge at the U.S. Securities and Exchange Commission’s (“SEC”) internet website at http://www.sec.gov.

In connection with the proposed transaction, Keystone Property Trust will file a proxy statement with the SEC. Keystone Property Trust stockholders should read the proxy statement when it is available because it will contain important information. Investors can obtain the proxy statement and other relevant documents, including the merger agreement relating to the proposed transaction, without charge at the SEC’s internet website at http://www.sec.gov.

Supplemental information on the transaction will be available from ProLogis’ web site at 2:00 pm Eastern Time on Tuesday, May 4, 2004 at http://ir.prologis.com or by request at 800-820-0181. The company will host a web cast and conference call to provide additional detail on the transaction at 3:00 pm Eastern Time on Tuesday, May 4, 2004. Interested parties can participate in the conference call by dialing 800-967-7184 or internationally by dialing 719-457-2633, confirmation code 405071. A replay of the web cast will be available on the company’s web site until May 18, 2004.

About ProLogis

ProLogis is a leading provider of distribution facilities and services with 247.5 million square feet (23.0 million square meters) in 1,790 distribution facilities owned, managed and under development in 70 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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Investor Relations:	Melissa Marsden	Media Contact:	Rick Roth (U.S.)
	ProLogis		ProLogis
	(303) 576-2622		303.576.2641
	mmarsden@prologis.com		media@prologis.com

Financial Media
Contact:	Suzanne Dawson
Linden Alschuler & Kaplan, Inc.
212-329-1420
sdawson@lakpr.com

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management’s beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect ProLogis’ cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release. For a discussion of factors that could affect ProLogis’ financial condition and results of operations, refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in ProLogis’ Annual Report on Form 10-K for the year ended December 31, 2003.